UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2014

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Market Street, 36th Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 11, 2014, The Regents of the University of California (“UCLA”) filed a complaint against Medivation, Inc. and its subsidiary Medivation Prostate Therapeutics, Inc. (“MPT”) in the Superior Court of the State of California, County of San Francisco. The complaint arises from the parties’ 2005 Exclusive License Agreement (“ELA”), which grants to MPT rights in certain UCLA patents, including the UCLA patents covering XTANDI. The complaint centers on two allegations. The first allegation is that Medivation and MPT have failed to pay UCLA ten percent of “Operating Profits” Medivation has received (and will continue to receive) from Astellas Pharma, Inc. as a result of the 2009 Collaboration Agreement between Medivation and Astellas. UCLA alleges that such Operating Profits are “Sublicensing Income” under the ELA and that UCLA is entitled to ten percent of such payments. The second allegation is that Medivation has breached its fiduciary duties to UCLA, as a minority shareholder of MPT. UCLA owns a fraction of one percent of the outstanding shares of MPT. The complaint seeks a declaration and judgment for breach of contract related to the allegation that “Operating Profits” payments received from Astellas are “Sublicensing Income” under the ELA, a judgment that Medivation has breached its fiduciary duties and an injunction requiring Medivation to comply with its fiduciary duties. The complaint does not seek termination of the ELA.

Medivation and MPT deny UCLA’s allegations and will vigorously defend the litigation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated: April 14, 2014	By:	/s/ Jennifer J. Rhodes
Jennifer J. Rhodes General Counsel, Chief Compliance Officer and Corporate Secretary